 Exhibit (a)(1)(I)
Offer to Purchase for Cash
by
Bimini Capital Management, Inc.
Up to $2,200,000 in Value of Shares of its Class A Common Stock
At a Cash Purchase Price Not Greater than $1.85 per Share Nor Less than $1.65 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 2, 2021, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

June 4, 2021
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Bimini Capital Management, Inc., a Maryland corporation (“Bimini Capital”), has appointed us to act as Depositary and Information Agent in connection with its offer to purchase for cash up to $2.2 million in value of shares of its Class A common stock, $0.001 par value per share (the “Class A Common Stock”), at a price not greater than $1.85 nor less than $1.65 per share of Class A Common Stock, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 27, 2021, as amended (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and the Letter of Transmittal.
Bimini Capital will, upon the terms and subject to the conditions of the Offer, determine a single per share price that it will pay for shares of Class A Common Stock properly tendered and not properly withdrawn from the Offer, taking into account the number of shares of Class A Common Stock so tendered and the prices specified, or deemed specified (as described in the Offer to Purchase), by tendering stockholders. Bimini Capital will select the single lowest purchase price, not greater than $1.85 nor less than $1.65 per share of Class A Common Stock, that will allow it to purchase $2.2 million in value of shares of Class A Common Stock, or a lower amount depending on the number of shares of Class A Common Stock properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price (defined below), shares of Class A Common Stock having an aggregate value of less than or equal to $2.2 million are properly tendered and not properly withdrawn, Bimini Capital will buy all shares of Class A Common Stock properly tendered and not properly withdrawn. The price Bimini Capital will select is referred to as the “Final Purchase Price.” Only shares of Class A Common Stock properly tendered prior to the Expiration Date at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the shares of Class A Common Stock, regardless of any delay in making such payment. All shares of Class A Common Stock acquired in the Offer will be acquired at the Final Purchase Price. Bimini Capital reserves the right, in its sole discretion, to change the per share purchase price range and to increase or decrease the value of shares of Class A Common Stock sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, Bimini Capital may increase the number of shares of Class A Common Stock accepted for payment in the Offer by no more than 2% of the outstanding shares of Class A Common Stock without extending the Offer.
Bimini Capital reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, shares of Class A Common Stock having an aggregate value in excess of $2.2 million, or such greater amount as Bimini Capital may elect to pay, subject to applicable law, have been properly tendered, and not properly withdrawn before the Expiration Date, at prices at or below the Final Purchase Price, Bimini Capital will accept the shares of Class A Common Stock to be purchased in the following order of priority: (i) first, Bimini Capital will purchase all odd lots of less than 100 shares of Class A Common Stock at the Final Purchase Price from stockholders who properly tender all of their shares of Class A Common Stock at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the shares of Class A Common Stock owned, beneficially or of record, by such odd lot holder will not qualify for this preference); (ii) second, after purchasing all the odd lots that were properly tendered at or below the Final Purchase Price, from all stockholders who properly tender shares of Class A Common Stock at or below the Final Purchase Price, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional shares of Class A Common Stock; and (iii) third, only if necessary to permit Bimini Capital to purchase $2.2 million in value of shares of Class A Common Stock (or such greater amount as Bimini Capital may elect to pay, subject to applicable law), from holders who have tendered shares of Class A Common Stock at or below the Final Purchase Price subject to the condition that a specified minimum number of the holder’s shares of Class A Common Stock be purchased if any shares of Class A Common Stock are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares of Class A Common Stock are conditionally tendered must have tendered all of their shares of Class A Common Stock. Because of the “odd lot” priority, proration and conditional tender provisions described above, it is possible that Bimini Capital will not purchase all of the shares of Class A Common Stock tendered by a stockholder even if such stockholder tenders its shares of Class A Common Stock at or below the Final Purchase Price. Shares of Class A Common Stock tendered at prices greater than the Final Purchase Price and shares of Class A Common Stock not purchased because of proration provisions will be returned to the tendering stockholders at Bimini Capital’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.
The Offer is not conditioned on the receipt of financing or any minimum number of shares of Class A Common Stock being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.
For your information and for forwarding to those of your clients for whom you hold shares of Class A Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:
1.   The Offer to Purchase;
2.   The Letter of Transmittal for your use and for the information of your clients;
3.   Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for shares of Class A Common Stock and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed before the Expiration Date;
4.   A letter to clients that you may send to your clients for whose accounts you hold shares of Class A Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and
5.   A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., as Depositary for the Offer.
Bimini Capital’s Board of Directors has authorized Bimini Capital to make the Offer. However, none of Bimini Capital, the members of its Board of Directors or the Depositary and Information Agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares of Class A Common Stock or as to the price or prices at which stockholders may choose to tender their shares of Class A Common Stock. None of Bimini Capital, the members of its Board of Directors or the Depositary and Information Agent has authorized any person to make any recommendation with respect to the Offer.

Stockholders should carefully evaluate all information in the Offer to Purchase and in the related Letter of Transmittal and should consult their financial and tax advisors. Stockholders must decide whether to tender their shares of Class A Common Stock and, if so, how many shares of Class A Common Stock to tender and the price or prices at which a stockholder will tender. In doing so, a stockholder should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal before making any decision with respect to the Offer.
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 2, 2021, UNLESS THE OFFER IS EXTENDED.
For shares of Class A Common Stock to be tendered properly pursuant to the Offer, one of the following must occur: (1) the certificates for such shares of Class A Common Stock, or confirmation of receipt of such shares of Class A Common Stock pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, must be received before 5:00 p.m., New York City time, July 2, 2021 by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase or (2) stockholders whose certificates for shares of Class A Common Stock are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must properly complete, duly execute and deliver the Notice of Guaranteed Delivery to the Depositary pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.
Bimini Capital will not pay any fees or commissions to any dealer manager, brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Information Agent, as described in Section 15 of the Offer to Purchase) for soliciting tenders of shares of Class A Common Stock pursuant to the Offer. Bimini Capital will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares of Class A Common Stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Bimini Capital or the Depositary and Information Agent for purposes of the Offer. Bimini Capital will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the shares of Class A Common Stock except as otherwise provided in the Offer to Purchase or Instruction 7 in the Letter of Transmittal. There is no dealer manager for the Offer.
Questions and requests for additional copies of the enclosed material may be directed to us at our address and telephone number set forth on the back cover of the Offer to Purchase.
Very truly yours,
Broadridge Corporate Issuer Solutions, Inc.
NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF BIMINI CAPITAL OR THE DEPOSITARY AND INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.